Exhibit 10.33

MANAGEMENT AGREEMENT

MANAGEMENT AGREEMENT (“Agreement”), effective as of February 10, 2021, (“Effective Date”) by and between Yellow River Management, LLC (the “Manager”), a Delaware LLC, with offices at 641 Lexington Avenue, New York, NY 10022, and JHD Holdings (Cayman) Limited, a Cayman Islands exempted company (the “Company”) with offices at 14/F Golden Centre, 188 Des Voeux Road Central, Hong Kong.

WHEREAS the Company has been organized for the purposes of originating, developing, operating and investing in projects in China;

AND WHEREAS the Company wishes to retain the Manager to provide management services to the Company and the Manager has agreed to provide such services on the terms and conditions hereinafter set forth.

In consideration of the premises and the mutual agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1. Appointment of Manager

The Company hereby appoints the Manager to provide the management services described in Section 2 (the “Services”) and the Manager hereby accepts such appointment and agrees to provide such Services, all in accordance with and subject to the provisions of this Agreement.

2. Management Services

(a) The Manager shall have responsibility for the day-to-day management of the Company, including developing short, medium, and long term business growth strategies, managing capital raising and financing needs, seeking new project opportunities, and identifying and negotiating with new partners, alliances and potential acquisition targets.

(b) The Manager shall give the Company the benefit of its judgment and shall utilize all reasonable efforts in rendering services hereunder and shall exercise the powers granted to it and carry out its responsibilities hereunder honestly and in good faith and, in connection therewith, shall exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. For avoidance of doubt, Manager shall have no authority to enter into agreement with third party without prior Company approval.

(c) The Manager may accept funds from the Company or funds made available to the Company as capital contributions or loans for the purpose of paying fees, expenses or other costs of the Company and its affiliates (“Costs”) and/or making loans (“Loans) or investments (“Investments”) for and on behalf of the Company and its affiliates. Funds provided by or on behalf of the Company to the Manager for the purposes making Loans and/or Investments shall not be subject to the Management Fee provided for in Section 5 of this Agreement.

3. Liability of the Manager: Indemnification

The Manager shall have no liability to the Company or to any of its shareholders for any loss suffered by the Company which arises out of any action or inaction by the Manager if it, in good faith, determined that such course of conduct was in the best interests of the Company and such course of conduct did not constitute gross negligence, willful misconduct or fraud on the part of the Manager. The Manager shall be indemnified by the Company against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it in connection with the Company, provided that the same were not the result of gross negligence, willful misconduct or fraud on the part of the Manager. Any indemnity under this Section 3 shall be paid from, and only to the extent of, Company assets and no shareholder shall have any personal liability on account thereof.

4. Reliance on Others

The Manager may rely and act on any statement, report or opinion prepared by, or any advice received from, any professional advisor selected by the Manager in good faith and with reasonable care, and shall not be responsible or held liable for any claim, loss, damage, cost, charge or expense resulting from relying or acting thereon if the advice was within the area of professional competence of the person from whom it was received and the Manager acted reasonably in relying or acting thereon.

5. Management Fee; Net Out

(a) The Company shall pay the Manager for the Services provided to the Company a monthly management fee equal to 110% of all monthly operating expenses incurred by the Manager. The Company shall pay the Manager a retainer equal to one month’s management fee. The Company shall pay the Manager an additional management fee equal to 110% of non-ordinary expenses incurred by the Manager on behalf of the Company from time to time. The Manager may invoice the Company for such expenses, such invoice to be paid within 7 days of receipt thereof. The Management Fee will not be payable on any Loans or Investments advanced by the Manager on behalf of the Company as provided in Section 2(c) of this Agreement.

(b) The Manager may net out any or all amounts due to and due from so that all such amounts shall be netted out to a single amount payable by one person to the other.

6. Assignment

The rights and obligations of the Company hereunder shall not be assignable. The rights and obligations of the Manager hereunder may be assigned (i) with the written consent of the Company or (ii) so long as such assignment does not materially adversely affect the rights and interest of the Company, to a management company controlled by Alan Clingman.

7. Term; Return of Funds

(a) Unless otherwise agreed to in writing by the parties, the term of this Agreement shall commence as of the date set forth above, and shall terminate (other than the indemnification provisions), upon the earliest to occur of (i) the dissolution and termination of the Company, (ii) termination by either party upon 12 months prior written notice of such termination to the other party in accordance with Section 8 or (iii) the closing the business combination transaction among East Stone Acquisition Co, Yellow River Cayman Limited, the Company and the other parties thereto pursuant to that certain business combination agreement dated as of February 16, 2021 and as amended or amended and restated to date.

(b) Upon any termination of this Agreement, the Manager shall immediately return to the Company any funds from the Company (or from others on behalf of the Company that have not be applied to Costs, Loans or Investments, net pf any unpaid Management Fee due hereunder through the date of termination.

8. Miscellaneous Provisions

(a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

(b) This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of New York.

(c) Any and all notices permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notice and shall be delivered personally, or sent by registered or certified mail, return receipt requested, to each party at its address set forth on the first page of this Agreement, or at such other address as may be supplied by written notice given in conformity with the terms of this Section 8. The date of mailing or the date of personal delivery, as the case may be, shall be the date of such notice.

(d) This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements concerning the subject matter hereof.

(e) No amendment, modification or termination of any provision of this Agreement shall be valid unless expressed in writing and signed by both parties to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

JHD HOLDINGS (CAYMAN) LIMITED		YELLOW RIVER ASSET MANAGEMENT LLC

\s\ Vladimir Leyviman		\s\ Alan Clingman

By:	Vladimir Leyviman, Authorized Person	By:	Alan Clingman, Managing Member

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